Exhibit 10.1

Pharmacy Services

Prime Vendor Agreement

For

Allscripts Healthcare Solutions, Inc.

Submitted by:

Bergen Brunswig Drug Company

(d.b.a. AmerisourceBergen)

February 1, 2002

AmerisourceBergen
Pharmacy Services
Prime Vendor Agreement

I. PURPOSE

A. The purpose of this agreement (Agreement) is to establish the terms and conditions of our Prime Vendor services for Allscripts Healthcare Solutions, Inc. (Allscripts). This Agreement is offered for five (5) years (Term), beginning February 1, 2002 (Effective Date) and may be extended for an additional two (2) years upon mutual agreement no later than 90 days prior to term end of Allscripts and Bergen Brunswig Drug Company, doing business as AmerisourceBergen (ABC).

B. Allscripts is a licensed wholesale repackaging manufacturer that sells prescription (Rx) and other pharmaceutical products (Products) to physicians' offices and clinics. ABC will be the Primary Vendor of Allscripts' Facilities for Products. Products includes Rx and over-the-counter and other products and services purchased from ABC under this Agreement. Allscripts will pay, within terms, Product costs (and other amounts owed under this Agreement) pursuant to payment terms in this Agreement. "Primary Vendor" means Allscripts purchases from ABC no less than ninety-five percent (95%) of all Products it purchases from wholesale distributors, as verified by ABC, and meets minimum periodic purchase levels in this Agreement; provided, however, any Product that is not available from the primary ABC distribution center (currently Lombard) will not count against such requirement. Orders for Products will be electronically transmitted (other than Schedule II controlled substances) and will describe Products that ABC will provide to Allscripts, the quantity and designated delivery location. All payment plans (except pre-pay) must be by electronic funds transfer (EFT).

C. Allscripts' current Facility is located in Libertyville, Illinois. Upon mutual agreement, the parties may apply this Agreement, with such terms as the parties agree, to other facilities, including pharmacies or repackaging facilities, that Allscripts acquires, is affiliated with or operates during the Term in the United States.

II. COST DEFINITION

A. Cost means (i) the price on a manufacturer/supplier's current price list (WAC) on the date Product is shipped to Allscripts, or (ii) any applicable Allscripts/GPO (group purchasing organization or buying group) contract price authorized by a supplier and maintained in an ABC bid file. "Cost" is subject to ABC's receiving from all suppliers a two percent (2%) or greater cash discount and thirty (30) days or better terms. If ABC fails to receive such cash discount or terms from any one or more suppliers and provides Allscripts with documentation from the supplier(s) confirming that fact, then ABC may adjust the Cost to reflect the difference between such terms and actual terms allowed by the supplier(s). ABC will notify Allscripts in writing, ninety (90) days in advance, of any such adjustments and if such adjustment represents a material change, as determined by Allscripts, then Allscripts may terminate this agreement upon written notice. No other adjustments to Cost are made for cash discounts or purchase or performance rebates. "SuperNet" applies to Products sold at a special net cost quoted to Allscripts by ABC. SuperNet Products are not subject to Cost-plus prices or to additional discounts. SuperNet Products include Products deemed operationally difficult to manage (e.g., bulky and high-cube products).

B. For any contract pricing extended to Allscripts pursuant to the foregoing Cost definition, Allscripts must (i) provide a copy of new contracts, (ii) comply with manufacturer/supplier's terms, (iii) purchase all Products for its "own use" (as defined in judicial and legislative interpretations) or be otherwise authorized to purchase Products as a wholesale repackager; (iv) upon request, Allscripts will certify to ABC its compliance with any restrictions or other requirements of such manufacturer; (v) notify ABC in writing as soon as possible before it changes suppliers, and (vi) upon changing suppliers, assist ABC in disposing of any excess inventory acquired for Allscripts. When invoiced, Allscripts will promptly reimburse ABC for any unpaid chargebacks that are (i) denied by a GPO or manufacturer by reason other than default or failure to perform by ABC or (ii) not paid within 60 days by reason other than default or failure to perform by ABC; and, in either case, Allscripts will look solely to such GPO or manufacturer for redress, with reasonable assistance from ABC.

III. FEE FOR SERVICE

Allscripts will pay the following Price of Goods. For Products other than SuperNet Products, Allscripts' Price of Goods will be based upon ABC's "Cost" (as defined in Article II, Paragraph A). ABC will add to the billed amount any applicable sales, use, business and occupation or similar tax. Price of Goods does not reflect any administrative or other fees to a GPO. If Allscripts contracts with a GPO, it will pay any such fees to the applicable GPO. ABC currently does not pay the GPO chosen by Allscripts an administrative fee. Price of Goods will begin at the lowest tier ($1,500,000 and up) and will be adjusted quarterly based upon Allscripts' average per-Facility Net Purchase volume over the prior three (3) months. Net Purchases are total purchases less returns, credits, rebates, late payment fees and similar items.

A. Invoice Pricing (Available on RX, OTC, Controls, Injectables, and Contracted items)

Average Per-Facility Monthly Volume	Terms	Price of Goods
$1,500,000 - 3,499,999	Monthly	Cost - [ ]*%
$3,500,000 - 4,999,999	Monthly	Cost - [ ]*%
$5,000,000 - 5,999,999	Monthly	Cost - [ ]*%
$6,000,000 - 7,499,999	Monthly	Cost - [ ]*%
$7,500,000 & Above	Monthly	Cost - [ ]*%

SuperNet pricing will apply to GPP, SourceSelect, generic and repackaged branded Rx, drop shipments, supplies (bottles & vials), home healthcare (DME), private label, food, nutritionals, gift items, school and office supplies, fragrance, cosmetics, slow-moving items, bulk/case goods, etc.

B. Monthly Purchases Rebate

A monthly rebate, paid on the 15th of the month following the month in which it was earned, of [          ]*% on Net Purchases of all non-SuperNet and non-GPP priced Products will be paid to Allscripts. On the 10th day of each month, ABC will provide Allscripts with a detailed report of the previous month's gross purchases and any deductions, including, but not limited to, products purchased under the GPP or SuperNet purchase programs. Pending discounts and rebates, if any, are noted on invoices.

* Confidential portions omitted and filed separately with the Commission.

IV. TERMS

A. Payment Options

Monthly Pay. Allscripts will make all payments by EFT so they are received for deposit to ABC's account by the due date pursuant to ABC's standard EFT payment terms. Payment is due within [      ]* days of the invoice date, with Allscripts paying twice weekly (Tuesday and Friday, or the prior business day if either day is a holiday). No later than Tuesday, Allscripts will pay invoices that were due from the previous Sunday to that Tuesday. No later than Friday, Allscripts will pay invoices that were due from the previous Wednesday through invoices due the following Saturday. Payments that are made as required by this paragraph will not be subject to a late payment fee.

B. Qualification Requirements

The prices quoted herein are based on the following qualifications:

(1) Allscripts' Facility is located within the contiguous United States.

(2) Allscripts' pricing is reflective of high volume repackaging distribution, approximately Three Million Dollars ($3,000,000.00) per month and increasing at a rate of 5.00% annually.

(3) Allscripts' Facilities will participate in ABC's preferred generic formularies and programs (SourceSelect, GPP(r) or any successor program) described in Addendum A purchasing pursuant to terms as amended from time to time by ABC. Total generic pharmaceutical Net Purchases each month will be at least 4.00% of total Rx purchases from all Facilities. ABC represents and warrants that overall pricing under its preferred generic program will be competitive as to both price and quality. Allscripts, if able to do so, will evaluate and participate in the generic program automatic substitution, at which time Allscripts will authorize ABC to, be its sole agent to develop and implement a generic pharmaceutical product list for the Term, including product selection, the way substitutions are made and all agreements with generic suppliers.

Allscripts acknowledges that Price of Goods and service pricing available under this Agreement are based upon Allscripts' meeting such purchase level requirements in the pricing table and the generic Net Purchases requirement. If Allscripts fails to do so, in addition to any other remedies, ABC may reasonably adjust Price of Goods and service pricing to reflect the lower than expected volume of purchases; provided, however, such adjustment will result in a Price of Goods or service pricing that is comparable to terms and conditions offered by ABC to other customers with similar purchase volume. ABC will notify Allscripts in writing, ninety (90) days in advance, of any such adjustment to Price of Goods and service pricing and if such adjustment represents a material change, as determined by Allscripts, then Allscripts may terminate this agreement upon written notice.

* Confidential portions omitted and filed separately with the Commission.

C. Distribution Center Stocking

The primary servicing distribution center (DC, currently Lombard) will stock a 6-week supply of Allscripts required inventory. Allscripts will give ABC its 6-week required inventory list at the beginning of each calendar quarter (or more often if requested by ABC). Such requirements will be based on Allscripts' prior 12 months of purchase data and its anticipated future purchases. ABC will make reasonable commercial efforts to comply with such forecasts at the primary DC within 10 business days of its receiving notification from Allscripts. This would include all slow moving items. The primary servicing DC (currently Lombard) will be supported by one or more secondary servicing DCs (currently the Mishawaka DC for Allscripts same day deliveries and the Williamston DC for next day deliveries); provided, however, ABC may, from time to time and upon ninety (90) days' prior written notice to Allscripts, make changes in the location and designation of the primary and secondary servicing DCs.

D. Ordering and Delivery

Products will be delivered with an invoice to Allscripts Facility up to 10 times per week (twice daily, Monday through Friday, except holidays). Orders transmitted to the primary DC (Lombard) by the normal cut-off time (currently 8:00 PM Central) Sunday through Thursday will be delivered the next delivery day by 6:30 AM. Alternate source orders from Williamston transmitted by the normal cut-off time (currently 4:30 PM Central) will be delivered with the Lombard order the next delivery day by 6:30 AM. Tertiary distribution centers (to be determined) will be utilized by the Key Account Liaison for any unfilled orders to be transmitted for next day delivery whenever commercially reasonable. Afternoon deliveries transmitted by the normal cut-off time (currently 2:00 PM Central) will be delivered the same day by 6:00 PM Central. Same day deliveries will be serviced out of Lombard primarily and Mishawaka as an alternate source. Same day orders not filled by Lombard or Mishawaka will be sourced to Williamston for 6:30 AM next day delivery. Any order or shipment whether from Lombard, Williamston, or Mishawaka, will have imposed penalties of $[      ]* per hour where delivery exceeds the above delivery times by 30 minutes. Late Delivery charge will not be assessed on any incidents where cause was due to Force Majeure (as defined in Article VIII, Paragraph K) or are otherwise reasonable. ABC will notify Allscripts of impending late deliveries whenever feasible. ABC will use commercially reasonable efforts to meet a requested delivery time for emergency orders, which may be subject to an additional charge. If ABC cannot do so, Allscripts may fill emergency orders on such occasions using another provider notwithstanding minimum purchase commitments in this Agreement. ABC will notify Allscripts in writing, ninety (90) days in advance, of any change to cut-off times/delivery times and if such change that is not mutually agreed upon represents a material negative change, as determined by Allscripts, then Allscripts may terminate this agreement upon written notice and such termination will not trigger any repayment obligation under Article V, Paragraph B, or early termination fee under Article VIII, Paragraph P.

E. Picking

A minimum of 1-year expiration dating will be picked for Allscripts' next day orders. For next day orders, if less than 1-year expiration is available, ABC will contact Allscripts by 9:00 AM the morning following the transmitted order and notify Allscripts of the expiration dating that is available. Allscripts will have sole discretion to decide if it wants the short-dated Product. For same day orders, a 6-month minimum expiration is required. ABC will provide full cases when Allscripts orders in quantities which allow fulfillment using full cases.

* Confidential portions omitted and filed separately with the Commission.

F. PDMA Compliance

Products provided by ABC will comply with applicable federal and state laws, including the Prescription Drug Marketing Act of 1987, as modified by the Prescription Drug Amendments of 1992 and the FDA Modernization Act of 1997 (PDMA). To the extent either party is required by law to provide a drug pedigree for Products, ABC will undertake to provide Allscripts with such information on terms mutually agreeable to the parties.

G. Service Level Penalty

For pharmaceutical Products, ABC will reimburse Allscripts a [      ]* basis points ([      ]*%) penalty on Net Purchases from a Facility if, on any consecutive months' Net Purchases, the monthly fill rate for Allscripts' Facilities is not [      ]*% or higher from the primary servicing DC (currently Lombard). Fill rate is based upon the total number of lines ordered and the total number of lines shipped (total lines ordered minus total lines not filled [     adjusted as follows], divided by total lines ordered). The fill rate will be adjusted to reflect unavailable Product (e.g., manufacturer/supplier backorders, manufacturer allocations, manufacturer discontinued products, etc.), items without a previous request for stocking or where Allscripts' usage exceeds its estimates by more than 120%, partial ships (50% or more), repeat orders of non-stocked Products within seventy-two (72) hours, and Force Majeure events as defined in Article VIII, Paragraph K. ABC's computerized reports will be used to determine the actual level achieved. Allscripts will provide its best usage estimates on Products at least thirty (30) days prior to its first order of a new Product so that ABC can maintain its service level commitment. Failing to achieve a [      ]*% fill rate in any two (2) consecutive months or any three (3) months in a six (6) month period will constitute a default by ABC and cause for termination by Allscripts.

H. Program Package

(1) The following services are offered at no additional monthly charge above the Fee for Service in Article III:

- 2 Order Entry and Data Management System Software (iBergen Catalog and Order Entry (COE), iECHO or similar software, as appropriate)+

- 2 U1traPhase/Telxon handheld electronic Order Entry Terminal+

- Product Price Stickers

- Bar Code Shelf Labels & Updates

- DEA Scheduled Pharmaceuticals Purchased Report

- Interlinx( Reporting

- 2 System Hardware (Pentium-class personal computer terminal, 20GB hard drive, 64MB memory, 56K modem, printer and 15-inch monitor). Any such hardware may be used solely with ABC's ordering and reporting software.

+Used to create and submit purchase orders to ABC

(2) ABC retains title to all ordering and reporting hardware and software and, pursuant to Article VIII, Paragraph O, Allscripts must return them upon expiration or termination of this Agreement.

(3) Allscripts will maintain accounts for both the primary and secondary DCs (Lombard and Williamston Distribution Centers). All pricing and contract information will reside on two systems.

* Confidential portions omitted and filed separately with the Commission.

I. Flu Vaccine Distribution

ABC will use commercially reasonable and best efforts to provide an annual flu allocation for Allscripts of up to [      ]* vials and up to [      ]* boxes of syringes at ABC's announced SuperNet pricing. Allscripts will have sole discretion to decide its yearly purchase quantity of vials and syringes and, to the extent ABC is able to provide such quantity, Allscripts will purchase such Products within ten (10) days of their availability.

V. ALLOWANCE PROVISIONS

A. Additional Purchase Discount

ABC will provide to Allscripts an additional purchase discount ("Allowance"), up to an amount of $[      ]* in the first year of this Agreement and up to $[      ]* for each subsequent year of the initial five-year Term as follows. ABC will pay to Allscripts an Allowance of thirty percent ([      ]*%) off the initial $[      ]* in Net Purchase volume from Allscripts after February 1, 2002 (for a maximum of $[      ]*). Each subsequent year during the initial Term, ABC will pay Allscripts an Allowance of thirty percent ([      ]*%) off the initial $[      ]* in Net Purchase volume from Allscripts after February 1st (for a maximum of $[      ]*). Each such Allowance will be paid to Allscripts on the 15th of the month following the month in which it was earned.

B. Repayment Events

The Allowance will be subject to pro-rata reimbursement to ABC as follows if: (1) Allscripts terminates the Agreement prior to the expiration of the Term for any reason other than a default by ABC; or (2) ABC terminates the Agreement prior to the expiration of the Term as a result of a default by Allscripts. Such reimbursement will be the full amount of each Allowance paid to Allscripts for purchases during the calendar year during which termination occurs, less one-twelfth (1/12th) of such amount for each full month of the calendar year prior to the event giving rise to termination. By way of example and for purposes of illustration, should the Agreement be terminated on May 5th of the following years (with Allscripts earning its maximum Allowance and such Allowance having been paid on March 15th ), ABC will be entitled to reimbursement of $[      ]* in 2002 ($[      ]* less $[      ]* [$[      ]* x 4 full calendar months, January to April]); or $[      ]* in 2003 to 2006 ($[      ]* less [4 months x $[      ]*]).

C. Recordkeeping and Reporting

In connection with the Allowance, Allscripts will comply with all laws, including (if applicable) reporting or reflecting discounts, rebates and other price reductions pursuant to 42 USC Sec. 1320a-7b(b)(3)(A) on cost reports or claims submitted to federal or state healthcare programs, retaining invoices and related pricing documentation and making them available on request to healthcare program representatives, and will indemnify ABC and its employees and agents against any claims for failure to do so.

VI. CONTRACT MANAGEMENT

A. ABC agrees to service all manufacturers' and GPO contracts negotiated by Allscripts. Merchandise will be supplied at Allscripts' negotiated bid price minus ABC's applicable Price of Goods Markdown as described in the Price of Goods section (Article III, Paragraph A).

* Confidential portions omitted and filed separately with the Commission.

B. Contract implementation or changes shall be input into Allscripts contract file by ABC contract department within three (3) business days from receipt of manufacturer/supplier contract load information (including confirmation by the manufacturer of Allscripts' eligibility) and accuracy confirmation from Allscripts.

C. ABC will provide Allscripts with a key point of contact for day-to-day contract management issues. Contracts will be given to one contact for loading and will be accessible by all ABC distribution centers.

VII. REPRESENTATION

A. Account Specialist

ABC has consistently provided professionally trained representatives to service the needs of the individual healthcare client. Allscripts will be serviced by an assigned Account Specialist on a schedule agreed upon by Allscripts' management and ABC. In addition to performing periodic business reviews, as part of ABC's strategic account management approach to Allscript's business, a variety of ABC resources, including distribution, information technology, marketing and the Pharmacy Healthcare Solutions Services (PHS) group, will be allocated to identify, assess, evaluate and develop mutually beneficial business partnering opportunities and opportunities to reduce costs, improve efficiencies and maximize profitability for both companies and their respective customers. To the extent Allscripts elects to engage ABC to provide more comprehensive consulting services, through PHS or otherwise, such services will be provided pursuant to a written agreement for fair market value. ABC will explore with Allscripts the U.S. Public Health Service (US-PHS) repackaging program in Addendum B and other partnership opportunities in Addendum D.

B. Key Account Liaison

An additional dedicated Key Accounts Liaison Associate will be provided by the servicing ABC Distribution Center to facilitate the specific contract and procurement needs of Allscripts.

VIII. TERMS AND CONDITIONS

A. Application

This Agreement applies to all Products and services received by Allscripts from ABC and will remain in effect as long as purchases are made or any obligation is owed to ABC by Allscripts. ABC reserves the right to make reasonable changes from time to time to its returned goods, credit and similar policies, provided that ABC will notify Allscripts in writing, ninety (90) days in advance, of any such change and if such change represents a material change, as determined by Allscripts, then Allscripts may terminate this agreement upon written notice.

B. Other Terms

Subject to such policies and to terms in any ABC invoice or any master agreement between ABC and Allscripts, this Agreement and the attached Addendums A-D supersede all prior related representations and may not be modified except in writing by the parties' officers. Acknowledgment or confirmation of an order or invoice, even if signed, will be only an accommodation and neither modify nor override this Agreement.

C. Payment & Late Charges

Payments must be received in ABC's account during normal business hours by the date due. Cash cannot be accepted by drivers or other ABC employees. Price of Goods reflects a prompt payment discount. If payment is not received by the due date, ABC will invoice Allscripts for such unearned discount (the difference between any previously invoiced Price of Goods and Cost [WAC] effective as of the due date). If payment is delinquent, ABC may offset delinquent amounts against rebates and Allowances (with a credit to the delinquent amount) and will assess a per-day late payment fee of the lower of 0.05% (18%/360) or the maximum rate permitted by law on the outstanding balance until paid, beginning on the first (1st) business day after such due date. Payment terms are an extension of credit based upon an evaluation of Allscripts' financial condition upon commencement of this Agreement as reflected in written information from Allscripts. Allscripts will abide by ABC's standard credit terms as amended from time to time by ABC. If ABC has not received payment when due after giving notice by 10:00 a.m. and giving Allscripts until 2:00 p.m. the same day for ABC to receive payment, it may suspend its performance until Allscripts has made the delinquent payment or require cash on delivery until Allscripts has made the delinquent payment or require other adequate assurance or documents (as defined in the Uniform Commercial Code) if it reasonably believes Allscripts' ability to make payments is impaired, its financial condition has materially deteriorated or other grounds warrant such action. ABC may also require Allscripts to pay part or all of any past due amount as a condition to continued service. Allscripts' obligation to pay for Products will be absolute, unconditional and not subject to any unrelated reduction, set-off, counterclaim or delay, provided that the invoice for such Products is accurate. Any accounts payable adjustments claimed by Allscripts shall be supported by accompanying detail documenting the basis for any such requested adjustments. Such rights are in addition to ABC's other remedies and will not relieve Allscripts of its obligation to make prompt payment in accordance with this Agreement.

D. Notice of Changes & Claims

Each party will promptly notify the other of any change in ownership, name or business form (e.g., sole proprietorship, partnership or corporation), or any intent to sell, close, move or change its operations under this Agreement. Each party will promptly notify the other of any claim, action or proceeding which would in the event of an unfavorable outcome have a material adverse effect on its financial condition or business operations.

E. Financial Information

Allscripts will, upon request, provide ABC with current, accurate and relevant financial statements as may be reasonably requested and hereby authorizes ABC to obtain credit reports and conduct other investigations ABC deems necessary to assess, in ABC's opinion, Allscripts' creditworthiness and its ability to perform its obligations.

F. Waiver

Any waiver, failure to enforce or delay in enforcing any right will not prevent its enforcement on another occasion, nor diminish or preclude any other right. No waiver by ABC will be enforceable unless in writing.

G. Acceptance & Return of Goods

Allscripts will adhere to the Return Of Goods Policy in Addendum C.

H. Annual Inventory Adjustment

ABC will allow Allscripts Facilities an annual inventory adjustment in which Allscripts will receive full credit (its acquisition cost) for all saleable returns pursuant to ABC's standard Return Of Goods Policy.

I. Billing Statements

Billing disputes must be brought to the attention of ABC's accounts receivable department within twelve (12) months after receipt of the invoice containing the disputed amount or Allscripts will be deemed to have accepted its accuracy and waived any right to later dispute the amount.

J. Risk of Loss

All Products are F.O.B. Allscripts' location. Title passes upon delivery to Allscripts. Allscripts will maintain sufficient insurance to cover all unpaid inventory in its possession.

K. Force Majeure

Neither party is responsible for its reasonable failure to perform due to any cause beyond its reasonable control, including force majeure, labor disputes, fire, acts of God, unavailability or shortage of Products from suppliers, accommodating a governmental request, or complying with any law, order or regulation, but not to include delays caused by a party's negligence or lack of diligence; provided, however, that the Party claiming such force majeure shall promptly give notice to the other Party of the event and shall use its commercially reasonable and diligent efforts to resume full performance of its obligations under this Agreement as soon as commercially possible. If, despite such efforts, full performance cannot be resumed in a reasonable period of time, either party may terminate this Agreement upon written notice.

L. No Warranties

Allscripts acknowledges ABC is not the manufacturer of any Products and ABC's liability is limited solely to replacing defective Products or, at its option, issuing a credit for the purchase price (acquisition cost). Express warranties are limited to those from the manufacturer and Allscripts' sole remedy under any such warranty will be against the manufacturer. ABC DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, FOR THE PRODUCTS INCLUDING THOSE OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. No oral or written information provided by ABC, its employees or other representatives will create any such warranty. IN NO EVENT WILL ABC BE LIABLE FOR LOST PROFITS OR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH PRODUCTS, HARDWARE, SOFTWARE, INCLUDING ORDERING SOFTWARE, OR SERVICES.

M. Security Interest & Financing Statements

Allscripts hereby grants to ABC a purchase money security interest in any Products not fully paid for which remain in Allscripts' inventory. Allscripts grants to ABC a special power of attorney coupled with an interest to sign and file financing statements on its behalf to perfect ABC's security interest in the Products as described above and to actions reasonably necessary to protect or enforce its security interest.

N. Confidential Information

The parties agree not to disclose any non-public, confidential and/or proprietary information of the other party and to use it only for purposes of this Agreement. Such confidential information includes this Agreement, pricing for Product, services and related data and ABC's service levels. Such information may not be used to negotiate more favorable agreements with third parties, including manufacturers. Notwithstanding the foregoing, after seeking confidential treatment thereof, ABC and Allscripts may disclose confidential information in connection with any SEC filing or with any financing or securitization or security law requirements to the extent any third party is subject to customary confidentiality agreements.

O. Termination

Within five days of expiration or earlier termination of this Agreement for any reason, Allscripts will (i) pay ABC any amount owed and (ii) return to ABC all hardware, software and other equipment, including ordering devices and totes, or pay to ABC the replacement cost of such items that are not returned.

P. Early Termination Fee

In addition to any reimbursement of an Allowance under Article V, Paragraph B, if this Agreement is terminated prior to its expiration by Allscripts for any reason other than default by ABC or by ABC for default by Allscripts, Allscripts will pay to ABC an early termination fee equal to [      ]* Dollars ($[      ]*) less [      ]* Dollars ($[      ]*) for each full calendar month after the Effective Date.

Q. Default

Except as otherwise expressly stated herein, this Agreement may be terminated by either party providing written notice of termination to the other party upon a default of the other party under this Agreement. If Allscripts terminates this Agreement pursuant to default by ABC, such termination will not trigger any repayment obligation under Article V, Paragraph B, or early termination fee under Article VIII, Paragraph P. For purposes of this provision, a default shall be deemed to have occurred upon the happening of any of the following:

(1) A party's Bankruptcy#;

(2) A party's failure to pay any amount that is due to the other party under this Agreement, and such failure continues for five (5) days after such party receives notice of such breach from the non-breaching party; or

(3) A party's failure to perform any of its material obligations under this Agreement, and such failure continues for thirty (30) days after such party receives notice of such breach from the non-breaching party.

* Confidential portions omitted and filed separately with the Commission.

# Bankruptcy means (i) filing an application for or consenting to appointment of a trustee, receiver or custodian of its assets; (ii) having an order for relief entered in Bankruptcy Code proceedings; (iii) making a general assignment for the benefit of creditors; (iv) having a trustee, receiver, or custodian of its assets appointed unless proceedings and the person appointed are dismissed within 30 days; (v) insolvency within the meaning of Uniform Commercial Code Section 1-201 or failing generally to pay its debts as they become due within the meaning of Bankruptcy Code Section 303(h)(1), as amended; or (vi) certification in writing of its inability to pay its debts as they become due, which certification either party may require periodically.

R. Miscellaneous

Each party will comply with all applicable laws. If the applicable laws change or either party has a reasonable good faith basis to believe this Agreement fails to comply with any such law, this Agreement will be modified so as to fully comply. Internal Pennsylvania law governs this Agreement. In the event of default that requires litigation or other formal adversarial proceedings on the part of the prevailing party, the non-prevailing party will pay all costs and expenses, including reasonable attorneys' fees and costs incurred by the other. Notices will be sent certified or by fax to the address or fax number below each party's signature (or to another address upon notice by a party of a change in its contact information). Neither party may assign this Agreement without the other's prior written consent, which consent will not be unreasonably withheld of delayed; provided, however, ABC may assign this agreement to any corporate affiliate in connection with any corporate reorganization. Allscripts hereby consents to ABC's assigning part or all of its obligations to any affiliate and to assigning or granting a security interest in this Agreement in connection with any financing or securitization by ABC or any affiliate. Each part of this Agreement will be deemed severable. Captions are not part of this Agreement. A provision will survive if its context shows the parties intended it to survive.

THE TERMS OF THIS AGREEMENT HAVE BEEN APPROVED AND ACCEPTED.

/s/ Glen Tullman	/s/ Don Clarfield
Signature	Signature
Glen Tullman/CEO	Don Clarfield, Executive Vice President
Print Name/Title	Print Name/Title
1/24/02	1/28/02
Date	Date
Allscripts Healthcare Solutions, Inc. 2401 Commerce Drive Libertyville, IL 60048-4464	Bergen Brunswig Drug Company 4000 Metropolitan Drive Orange, CA 92868 Attn: Health Systems
With a copy to: AmerisourceBergen Corporation 1300 Morris Drive, Suite 100 Chesterbrook, PA 19087 Attn: General Counsel Fax: (610) 727-3612

Addendum A

GENERIC PURCHASE PROGRAM

ABC's preferred generic (SourceSelect, GPP( or any successor program) program is a committed volume single source awarded generic program that guarantees a virtual 100% compliance to the selected product contract. This contract is awarded to the manufacturers for a two-year period and contains the following commitments of our customers and manufacturer partners.

-Single product award for each "parent number"

-Right of first refusal for the manufacturer

-Two year award

The manufacturers' requirements are as follows:

-Price protection for the first year of a product's introduction for the previous 14 days of purchases on that product

-Product launches are billed for the first 60 days of purchases at the price on the 60th day

-Service level guarantee that provides the dollar difference between the GPP, manufacturer-shorted product and the product that was purchased in its place

-A minimum of 30-days' advance notice of price increases

Addendum B

US-PHS REPACKAGING PROGRAM

With the approval of the U.S. Public Health Service Office of Pharmacy Affairs (OPA), ABC will commit to develop and test the US-PHS Repackage Program with Allscripts acting as a subdistributor for ABC under the US-PHS Prime Vendor Program pursuant to terms of ABC's standard 340B subdistributor agreement, and, depending upon the test results, implement the program, subject to the parties reaching mutual agreement on terms. This program will be the first of its kind to repackage product and provide US-PHS pricing for US-PHS Covered Entities participating in the US-PHS Prime Vendor Program. ABC will use exclusively Allscripts as its third party repackager for 340B pharmaceuticals packaged in unit of use for physicians office use for the term of this Agreement. Pricing for 340B products will be as provided in this Agreement.

The US-PHS Prime Vendor Program is proprietary to ABC.

The US-PHS Repackaging Program is contingent upon ABC being awarded Prime Vendor status.

ABC can commence the US-PHS Repackage Program pilot/testing process as soon as it is determined to be commercially feasible by Allscripts, ABC and the OPA, with a target date of March 1, 2002.

Addendum C

BERGEN RETURN OF GOODS POLICY

All returns to Bergen Brunswig Drug Company ("Bergen") must be transmitted via Electronic Order Entry, and will be processed in strict accordance with the Prescription Drug Marketing Act of 1987, as modified by the Prescription Drug Amendments of 1992, and the FDA Modernization Act of 1997, as well as all pertinent federal and state laws.

1. Full credit (customer acquisition cost) will be given on the following, if returned within 30 days of purchase: (a) Filling errors (including, but not limited to, filling an order with product which is non-saleable when received by customer); (b) Ordering errors; (c) Shipping errors; and, (d) Billing errors.

2. Full credit (customer acquisition cost) will be given on the following, if reported and returned within 48 hours (2 business days) of purchase: (a) Shortages; (b) Claims; and, (c) Concealed shipping damage readily seen during the receiving process. Full credit (customer acquisition cost) will be given for concealed damage that is not readily seen at receiving if reported within 30 days.

3. Repackaged Branded Pharmaceuticals:

Full credit (customer acquisition cost) will be given for repackaged branded pharmaceuticals, if returned within thirty (30) days of date of invoice.

a. Saleable items returned more than thirty (30) days after the date of invoice will be credited at customer acquisition cost less a ten percent (10%) handling fee.

b. Full, unopened containers of out-of-date items may be returned to the servicing division. Credit will be issued based on customer acquisition cost less a thirty percent (30%) handling fee. Products may be returned up to six (6) months past the expiration date.

c. Bergen is prohibited from having open bottles of prescription products in its drug divisions. Therefore, open and partial bottles of products MUST be returned to Bergen's third party processor, Universal Solutions ("Universal"), and may be returned up to six (6) months past the expiration date. The customer must call 1-800-777-6565, ask for the Customer Service Department, and request assistance with the "Bergen Repack Returns Program". Universal will then send a return kit to the customer. Upon receiving the kit, the customer must follow the instructions and return the product to Universal. Upon receipt, Universal will verify and count the returns. Universal will then notify the servicing division of the credit due to the customer. Credit will be issued based on current policy for non-saleable merchandise, which is customer acquisition cost of the partial quantity less a thirty percent (30%) handling fee.

4. Full credit (customer acquisition cost) will be given on Promotional Program Merchandise (Pot'O'Gold, GNP Plus/Media, Super Saver), New Product Placement merchandise, and Auto Ship Program merchandise, if returned within 180 days of purchase.

5. Full credit (customer acquisition cost) will be given on merchandise sold with invoice dating, if returned within 60 days of the due date recorded on the invoice.

6. All other merchandise returned will be subject to the following handling charges:

a. Saleable over-stock (inventory reduction) merchandise will be credited at customer acquisition cost or wholesale acquisition cost, whichever is lower, less a 10% handling fee.

b. Non-saleable merchandise (e.g., merchandise that has been damaged or has less than nine months dating) accepted for return in accordance with the manufacturer's policy will be credited at customer acquisition cost less a 30% handling fee or, if less, the product's salvage value as determined by the manufacturer's return policy.

7. Credits are posted to statements daily.

a. Damage/shipping/ordering errors and all other saleable items will be processed and posted two weeks after receipt of the merchandise.

b. All non-saleable products (expired, outdated, shop worn, etc.) will be processed and posted four weeks after receipt of the merchandise.

8. Items requiring special handling:

a. Schedule II Items: As a policy, Bergen does not accept Class II controlled substances for return. In the event of a damage/shipping/ordering error, full credit will be given.

b. Refrigerated Items: Saleable items requiring refrigeration should be kept under proper storage conditions. The product must be returned as received and under the same strict packaging and shipping requirements (e.g., sufficient ice packs, packed in an insulated cooler, etc.).

c. Frozen Items: As a policy, Bergen does not accept frozen items for return. If a damage/shipping/ordering error occurs, Customer Service will make special arrangements for pickup and appropriate credit will be given.

d. Recalls: All returns resulting from recalls will be processed pursuant to manufacturer recall instructions on a case-by-case basis. Bergen will work with the manufacturer on recalls and will extend to customer credit on Products that Bergen receives from the manufacturer. These recalled items must be returned to Bergen within two-hundred seventy (270) days of the recall notification (or any shorter period required by the manufacturer).

9. Items that may not be returned:

a. Non-saleable products from manufacturers whose policy DOES NOT allow the wholesaler to handle such returns. Bergen will assist you in contacting these manufacturers to help effect the return.

b. Products with dating past the allowable amount of time given by the manufacturer for return.

c. Products having broken seals and/or partial contents. Bergen, however, will assist you in contacting the manufacturer to help effect the return.

d. Saleable or non-saleable products, such as "cents off", bonus pack or trial size, that were sold on a no return basis.

e. Products considered hazardous or toxic "waste", or are otherwise not returnable, under Federal, state, or local law at the proposed time of return.

f. Products that are non-returnable in accordance with the return goods policy of the applicable manufacturer.

g. Non-saleable controlled substances (Class III-V), unless non-saleable when received by customer.

h. Returns shipped from the following are not, or may not be, covered by this policy: General Merchandise Division; Healthcare Congress and Manufacturers Exposition Purchases; Promotions Unlimited Circular Merchandise; Fragrance Plus; and, Special Drop Ship Purchases.

NOTE: Credit for merchandise returned after the thirty (30) day return period will be based on the lower of the customer acquisition cost or the wholesale value at the time of purchase, less a 10% restocking fee for saleable product or a 30% restocking fee for non-saleable product. "Wholesale value" is either wholesale acquisition cost or contract cost if a contract sale was involved.

NOTE: All merchandise returns will be governed by Bergen's "Return of Goods Policy", which policy may be changed from time to time in Bergen's sole discretion and which change(s) will be effective ten (10) days after notice is received by customer.

For the first three (3) months of this Agreement, customer may return to Bergen for full credit any product customer originally purchased from its former wholesale distributor, provided that Bergen carries such Product and any such return complies with the requirements of PDMA. Full credit, with respect to such Products, means the amount that customer would have paid for such Product under this Agreement had it bought the Product from Bergen on the day of the return.

Addendum D

PARTNERSHIP PROGRAM

ABC commits to explore partnership opportunities with Allscripts in the following areas and if the parties agree to pursue any of these opportunities it will be on terms mutually agreeable to the parties:

- [      ]*
- [      ]*
- [      ]*
- Inventory Management
- [      ]*
- [      ]*
- Group Purchase Organization Opportunities
- Internet Strategy
- Supply Channel Management
- Customer Sales & Marketing
- New/Expanded Market Opportunities
- [      ]*

ABC is not limited to the list above. As ABC develops other capabilities and/or strategic alliances, ABC will work to create new mutually beneficial synergies between the two organizations.

* Confidential portions omitted and filed separately with the Commission.